[Blessings Corporation logo]



                                                           Blessings Corporation
                                                            200 Enterprise Drive
                                                          Newport News, VA 23603
                                                                  (757) 887-2100




                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MAY 19, 1998



To Shareholders of BLESSINGS CORPORATION:


     We extend to you a cordial invitation to attend the 1998 Annual Meeting of Shareholders of Blessings Corporation which will be held at 10:00 A.M. at the Williamsburg Marriott, Auditorium, 50 Kingsmill Road, Williamsburg, Virginia, on May 19, 1998, for the following purposes:


   1. To elect a board of eleven (11) directors to serve for the ensuing year;



   2. To transact any and all business as may properly come before the meeting.


     The Board of Directors has set April 3, 1998, as the record date. Only holders of common stock of record at the close of business on such date will be entitled to notice of or to vote at the meeting.


                     By Order of the Board of Directors



                                        JAMES P. LUKE
                                            Chief Financial Officer
                                            Secretary

Newport News, Virginia
April 9, 1998




                            YOUR VOTE IS IMPORTANT

    IMPORTANT -- Whether or not you expect to attend the meeting, please promptly complete, date, sign and mail the accompanying proxy card in the enclosed envelope. If you attend the meeting, you may withdraw your proxy and vote in person.

    It is necessary to have a majority of the stock represented at the meeting in person or by proxy.

                             BLESSINGS CORPORATION


                             200 Enterprise Drive


                            Newport News, VA 23603

                               ----------------
              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS


                             TUESDAY, MAY 19, 1998

                               ----------------
                     Solicitation and Revocation of Proxy

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Blessings Corporation ("Blessings") for use at the Annual Meeting of Shareholders to be held on May 19, 1998, at 10:00 A.M. (E.D.S.T.). The approximate date this proxy statement and the enclosed form of proxy, along with the annual report of Blessings Corporation for the fiscal year ended December 31, 1997, are first being sent to shareholders is April 9, 1998.

     The cost of preparing, printing and mailing this proxy statement will be borne by Blessings. Solicitation will be made for the most part by mail. Employees of Blessings, who will receive no additional compensation, may also solicit proxies by telephone, telegraph or personal interview. Blessings may also request brokers and other custodians, nominees and fiduciaries to forward the proxy material to their principals and will reimburse them for their reasonable out-of-pocket expenses.

     When voting for the election of directors, by checking the appropriate box on your proxy card, you may:

   1. Vote FOR all of the director nominees as a group;

   2. Withhold authority to vote for all director nominees as a group; or

   3. Decline to vote for any individual nominee by writing that nominee's name in the space provided.

     Shareholders executing a proxy may revoke it before it is voted by filing with the Secretary of Blessings an instrument of revocation, by submitting a subsequently dated proxy or by attending the meeting and withdrawing the proxy. Each unrevoked proxy card, properly executed and received prior to the close of the meeting, will be voted as indicated.

     WHERE SPECIFIC INSTRUCTIONS ARE NOT INDICATED, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTORS AS NOMINATED.

                Voting Securities and Principal Holders Thereof

     Only common shareholders of record at the close of business on April 3, 1998, are entitled to vote at the annual meeting. On February 20, 1998, 10,126,857 shares of common stock, $.71 par value, were outstanding and held by approximately 2,200 beneficial shareholders. The presence, in person or by proxy, of holders of a majority of the outstanding common stock entitled to vote at the meeting is necessary to constitute a quorum to transact business. Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of common stock represented at the meeting is required for the election of directors, and any other matters to be voted upon will be decided by the affirmative vote of the holders of a majority of the shares of common stock present, or represented, and entitled to vote at the meeting. Abstentions will be, but broker non-votes will not be, considered shares present, or represented, and entitled to vote at the meeting. Holders of common stock are entitled to one vote per share and have no cumulative voting rights. The list of all shareholders of record on April 3, 1998, will be available at the office of Geddy, Harris & Geddy, 516 South Henry Street, Williamsburg, Virginia, for the ten days preceding the annual meeting. Inspectors of the elections will be provided by the Company's transfer agent ChaseMellon Shareholder Services.


                            Principal Shareholders

                       Reported as of December 31, 1997

     Set forth below is information relating to the beneficial ownership of the Company's common stock by each person or group of affiliated persons who is known by the Company to own more than 5% of the Company's common stock.



                                                                 Amount and
                                                                 Nature of         Percent
                                                                 Beneficial          of
 Title of Class      Name and Address of Beneficial Owner      Ownership (1)      Class (6)
----------------   ----------------------------------------   ---------------   ------------
Common Stock       Dimensional Fund Advisors, Inc.
                   1299 Ocean Avenue
                   11th Floor
                   Santa Monica, CA 90401 ............             680,502           6.7(2)

                   Royce & Associates Inc.
                   1414 Avenue of the Americas
                   New York, NY 10019 ................             535,200           5.3(2)

                   Williamson-Dickie Manufacturing Company
                   319 Lipscomb Street
                   Fort Worth, TX 76104 ...............          5,496,096          54.3

                   Williamson, J. Donovan
                   Suite 410 University Center I
                   1300 South University Drive
                   Fort Worth, TX 76107 ...............          5,501,628          54.3(3)

                   Williamson, Philip C.
                   Williamson-Dickie Manufacturing Company
                   PO Box 1779
                   Fort Worth, TX 76101 ...............          5,501,596          54.3(4)

                       Security Ownership by Management

                        Reported as of February 2, 1998

     Set forth below is information relating to the beneficial ownership of the Company's common stock by (1) each of the Company's directors and named executive officers who own common stock, and (2) all of the Company's directors and named executive officers as a group.


                                                                            Amount and
                                                                             Nature of          Percent
                                                                            Beneficial             of
 Title of Class                 Name of Beneficial Owner                 Ownership (1)(5)      Class (6)
----------------   --------------------------------------------------   ------------------   -------------
Common Stock       Birnbaum, Leonard ................................           79,238               *
                   Carlson, Michael C. ..............................           10,000               *
                   Durboraw, Wayne A. ...............................           13,147               *
                   Harkins, Joseph J. ...............................           12,134               *
                   Hogg, John M. ....................................            3,400               *
                   Luke, James P. ...................................           69,490               *
                   McMackin, John W. ................................           24,542               *
                   Miller, Elwood M. ................................           87,812               *(7)
                   Patton, Richard C. ...............................            4,600               *
                   Villarreal G., Manuel ............................          396,613             3.9(8)
                   Weber, Robert E. .................................           12,000               *
                   Williamson, J. Donovan ...........................        5,501,628            54.3(3)
                   Williamson, Philip C. ............................        5,501,596            54.3(4)
                   All of the above and other executive officers as a
                       group (18 persons) ...........................        6,260,033            61.1

     * Less than 1% of issued and outstanding shares of common stock of the Company.
------------------
(1) Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.
(2) Blessings has received Notices of Filing with the Securities and Exchange Commission on Schedule 13G of beneficial ownership of shares of Blessings' common stock in excess of 5% of total shares outstanding from Royce & Associates Inc. and Dimensional Fund Advisors, Inc. Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have sole dispositive power over of 680,502 and sole voting power over 444,190 shares of Blessings Corporation stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group
    Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.
(3) The Williamson-Dickie Manufacturing Company owns 5,496,096 shares of Blessings' common stock outstanding. Mr. J. Donovan Williamson owns 4,032 shares of Blessings' common stock in addition to Blessings' shares owned beneficially through his interest in the Williamson-Dickie Manufacturing Company.
(4) The Williamson-Dickie Manufacturing Company owns 5,496,096 shares of Blessings' common stock outstanding. Mr. Philip C. Williamson owns 4,000 shares of Blessings' common stock in addition to Blessings' shares owned beneficially through his interest in the Williamson-Dickie Manufacturing Company.
(5) Amounts shown include shares subject to options that are exercisable within sixty days for the named directors and executive officers and directors and executive officers as a group as follows: Mr. Birnbaum, 1,500; Mr. Carlson 8,000; Mr. Durboraw, 9,700; Mr. Harkins, 1,500; Mr. Hogg, 500; Mr. Luke, 25,400; Mr. McMackin, 1,500; Dr. Miller, 37,000; Mr. Patton, 1,500;
    Mr. Weber, 1,500; Mr. J.D. Williamson, 1,500; Mr. P.C. Williamson, 1,500 all directors and executive officers as a group (18 persons), 127,800.
(6) Except for the percentages of certain parties that are based on presently exercisable options which are indicated in Note (5) above, the percentages indicated are based on 10,126,857 shares of common stock issued and outstanding on February 20, 1998. In the case of parties holding presently exercisable options, the percentage ownership is calculated on the assumption that the shares presently purchasable, or purchasable within the next sixty days, underlying such options are outstanding.
(7) Includes 800 shares held as custodian for a child and two grandchildren of which the reporting person disclaims beneficial ownership.
(8) Includes 276,000 shares held by father and brother of which the reporting person disclaims beneficial ownership.

                            The Board of Directors

     The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of Blessings, although it is not involved in day-to-day operating details. Members of the board are kept informed by various reports and documents sent to them each month, as well as by operating and financial reports made at board and committee meetings. There were eleven (11) meetings of the board and ten (10) meetings of committees of the board in the fiscal year ended December 31, 1997. The overall attendance at these meetings was 97%. All members of the board attended at least 75% of the meetings of the board and committees on which they served.


                     Committees of the Board of Directors

     The board has seven (7) standing committees: the Executive Committee, the Nominating Committee, the Audit Committee, the Compensation Committee, the Organization Development Committee, the Long Range Planning Committee and the Investor Relations Committee. The committee on which each nominee serves is shown in the section entitled "Election of Directors" of this proxy statement. The following is a description of the functions of each committee:


Executive Committee

     The Executive Committee consists of seven members, four of whom are non-employee directors. The Executive Committee meets on-call and has authority to act on matters during the intervals between board meetings. The committee did not meet during the fiscal year ended December 31, 1997.


Nominating Committee

     The Nominating Committee consists of three members, all of whom are non-employee directors. The Nominating Committee considers and recommends nominations for directors of the corporation and other matters as may, from time to time, be deemed appropriate. The committee met once during the fiscal year ended December 31, 1997.


Audit Committee

     The Audit Committee is comprised of three members, all of whom are independent directors for purposes of the rules of the American Stock Exchange. The Audit Committee reviews the results, findings and recommendations resulting from audits performed by independent certified public accountants, significant accounting policies, the audit fees to be paid and the nature of non-audit services performed. It meets with appropriate officers and financial personnel and independent certified public accountants in connection with these reviews. The committee recommends to the board the appointment of independent certified public accountants to serve as auditors for the following fiscal year. The Audit Committee met two (2) times during the fiscal year ended December 31, 1997.


Compensation Committee

     The Compensation Committee consists of four members, all of whom are "non-employee directors" for purposes of Securities Exchange Act of 1934 Rule 16b - 3 and "Outside Directors" for purposes of Section 162 (m) of the Internal Revenue Code. The committee reviews and approves the salary and incentive compensation recommendations made by the CEO for all senior officers and key employees of the company. The committee determines the salary and incentive actions appropriate for the CEO and makes reports and recommendations to the board with respect to all compensation and employee benefit matters. In carrying out its responsibilities, the committee from time to time engages independent compensation consultants to provide data on compensation trends and practices to insure that the company maintains an equitable and competitive compensation profile.

   The committee also administers the following incentive and stock plans of the Company:

      -- Blessings Corporation 1991 Stock Option Plan (1991 Option Plan).

      -- Blessings Corporation 1993 Annual Incentive Plan for Key Employees
         (1993 Incentive Plan).

      -- 1993 Restricted Stock Plan for Non-Employee and Certain Other Directors of Blessings Corporation (1993 Director Restricted Stock Plan).

      -- Blessings Corporation 1993 Restricted Stock Plan for Key Employee (1993
         Key Employee Restricted Stock Plan).

      -- 1995 Non-Employee Directors Stock Option Plan (1995 DSOP).

      -- 1997 Long-Term Incentive Plan (1997 Long-Term Plan).

     The Committee met six (6) times during fiscal year ended December 31, 1997.


Organization Development Committee

     The Organization Development Committee consists of two members, each of whom is a non-employee director. The committee periodically reviews the organization structure of the corporation and its operating divisions to ensure effective organizational function and to ensure that replacements for key positions are identified and provided for. The committee did not meet during the fiscal year ended December 31, 1997.


Long Range Planning Committee

     The Long Range Planning Committee is comprised of seven members, five of whom are non-employee directors. The committee reviews the long-range objectives of Blessings. The committee meets with key members of management and outside consultants to conduct examinations of each activity of Blessings and to recommend a long-term growth and development plan for the Company. The committee met once during the fiscal year ended December 31, 1997.


Investor Relations Committee

     The Investor Relations Committee is comprised of three members, one of whom is a non-employee director and chairman of the committee. The role of the committee is to assess the effectiveness of shareholder relations and communications and to make recommendations with regard to improving overall shareholder value. The committee did not meet during the fiscal year ended December 31, 1997.


Compensation of Members of the Board of Directors and Committees

    -- Non-employee directors not receiving other compensation are each paid an annual retainer of $15,000 and a fee of $900 for each board and committee meeting attended. In the event two or more meetings are held on the same date, the fee for the first meeting is $900 and the fee for any subsequent meetings on the same date is $450. Committee chairmen receive an additional fee which varies depending upon the committee served as follows: Compensation Committee, $4,000 per year; Audit Committee, $2,000 per year; Nominating Committee, $1,000 per year; Long Range Planning Committee, $1,000 per year; Organization Development Committee and Investor Relations Committee, $500 per meeting not to exceed $3,000 per year. Non-employee directors of the Company are also eligible for limited life and accidental death and dismemberment insurance and to participate in the Company's medical benefit program. No additional compensation is paid to employees for performance of their duties as directors.

       Mr. John McMackin, in his dual role as Chairman of the Board and Chairman of the Executive Committee, receives annual compensation in the amount of $100,000 and was granted a $60,000 bonus by the Board of Directors at its meeting on May 20, 1997. Compensation for the Vice Chairman of the Executive Committee has been set by the board at an annual rate of $60,000.


1993 Restricted Stock Plan for Non-Employee and Certain Other Directors of Blessings Corporation

    -- With the advice and assistance of nationally recognized independent compensation consultants, the Compensation Committee of the Board of Directors undertook the consideration of a restricted stock plan for non-employee and certain other directors of the Company. At the Annual Meeting held on May 17, 1994, shareholders approved the adoption of the 1993 Restricted Stock Plan for Non-Employee and Certain Other Directors of Blessings Corporation (the "1993 Director Restricted Stock Plan") as recommended by the committee to the Board of Directors. The Committee believes that the 1993 Director Restricted Stock Plan serves to promote the Company's interests and those of its shareholders by permitting grants of shares of common stock to non-employee and certain other directors, subject to restrictions, in order to compensate such directors and reward them for long-term performance, and increase their ownership of common stock.

       On May 20, 1997, in accordance with the 1993 Director Restricted Stock Plan, the Board granted 3,000 shares of Blessings Corporation common stock to the Chairman and 400 shares to the Vice Chairman and each of the other non-employee directors.

       On December 2, 1997, the Board of Directors extended the term of the 1993 Director Restricted Stock Plan for one additional year to July 9, 1998. No additional shares were authorized under the Plan as 20,200 shares remain undistributed.


1995 Non-Employee Directors' Stock Option Plan

    -- At its meeting on May 17, 1995, the Board of Directors approved, subject to the approval of shareholders, the 1995 Non-Employee Directors Stock Option Plan (the "1995 DSOP"). At the annual meeting of shareholders held on May 21, 1996, the shareholders approved the 1995 DSOP as recommended by the Board of Directors. In accordance with the provisions of the 1995 DSOP, each non-employee director will be granted an option to acquire 500 shares of common stock of the Company on the first business day after the date of each Annual Meeting. Except for certain conditions relating to death, disability or retirement, each option expires five years from the date of grant. The Company believes the 1995 DSOP promotes the interests of the Company and its shareholders by strengthening the Company's ability to attract, motivate and retain Directors of training, experience and ability, and encourages the highest level of Directors' performance by providing Directors with a proprietary interest in the Company's financial success and growth.


1997 Long-Term Incentive Plan

    -- At the Annual meeting of Shareholders held on May 20, 1997, the shareholders voted to approve the adoption of the 1997 Long-Term Incentive Plan. The objective of the Plan is to attract and retain dedicated and loyal employees and directors of outstanding ability, to stimulate the efforts of such persons in meeting the Company's objectives and to encourage ownership of the Company's common stock by employees and directors.

       The Plan is administered by the Compensation Committee of the Board of Directors who may grant either Incentive Stock Options or Non-Qualified Stock Options, both of which cannot be less than one hundred percent (100%) of the fair market value on the date the option is granted and must be exercised during a term not to exceed ten (10) years. An aggregate of 150,000 shares of Blessings common stock has been reserved for issuance upon exercise of options granted under the plan.

Directors' Stock Ownership Guidelines

    -- At its meeting on April 18, 1995, the Board of Directors adopted the following guidelines for common stock ownership by directors of the
       Company:



  Three (3) years of service     3,000 shares
  Five (5) years of service      5,000 shares
  Eight (8) years of service     8,000 shares

                            Executive Compensation

     The following information is set forth with respect to compensation paid by Blessings during each of the last three fiscal years to the Chief Executive Officer and the other four most highly-compensated executive officers of the company:


                          SUMMARY COMPENSATION TABLE



                                                                  Long Term Compensation
                                                           ------------------------------------
                                     Annual Compensation             Awards            Payouts
                                    ---------------------- -------------------------- ---------
                                                            Restricted
                                                              Stock       Options/       LTIP     All Other
Name and                               Salary      Bonus     Award(s)       SARs       Payouts   Compensation
Principal Position            Year      ($)       ($) (1)      ($)           (#)         ($)       ($) (2)
---------------------------- ------ ----------- ---------- ----------- -------------- --------- -------------
Michael C. Carlson (3)       1997    $168,967    $ 51,413      -0-        5,000/0          -0-     $ 4,750
President, Edison Plastics   1996      38,076      30,000      -0-       3,000/900         -0-         -0-
                             1995         -0-         -0-      -0-          -0-            -0-         -0-

Wayne A. Durboraw            1997     115,825      42,396      -0-        3,000/0        1,988      24,930
Controller                   1996     111,500      43,173      -0-       1,500/450         540      13,922
                             1995     105,200      50,370      -0-          -0-          4,708      12,032

James P. Luke                1997     244,852      98,535      -0-        5,000/0       10,238      51,681
Executive Vice President     1996     237,600      82,799      -0-       25,000/0        1,120      31,707
Chief Financial Officer      1995     219,100      94,414      -0-      5,000/1,500      9,817      25,922

Elwood M. Miller             1997     305,770     123,156      -0-        8,000/0       46,846      69,898
President and                1996     289,000     100,711      -0-       25,000/0      107,163      65,381
Chief Executive Officer,     1995     262,500     113,116      -0-     10,000/3,000    136,744      67,586
 Blessings

Manuel Villarreal G.         1997     140,601      60,200      -0-          -0-            -0-         -0-
President and                1996     147,885      92,500      -0-          -0-            -0-         -0-
Chief Executive Officer,     1995      96,272      74,000      -0-          -0-            -0-         -0-
 NEPSA

------------------
(1) Cash amounts awarded under the 1993 Incentive Plan for the respective fiscal years.
(2) Amounts included in all other compensation for fiscal years 1997, 1996, and 1995 respectively include company matching contributions to the 401(k) savings plan: in 1997 of $4,750 for Mr. Carlson; $4,589 for Mr. Durboraw; $4,589 for Mr. Luke; $4,589 for Dr. Miller; in 1996 of $4,500 for Mr. Durboraw; $4,500 for Mr. Luke; $4,500 for Dr. Miller; in 1995 of $4,620 for Mr. Durboraw; $4,620 for Mr. Luke; $4,620 for Dr. Miller. The remaining amounts for the named officers represent accruals to the Supplemental Executive Retirement Plan.
(3) Michael C. Carlson joined the Company effective October 7, 1996.

Options

     The following table sets forth the details of options granted to the individuals listed in the Summary Table during fiscal year 1997. The second table in this section shows value of exercised and unexercised options.


                            Option/SAR Grants Table

                  Option/SAR Grants in the Year Ended 12/31/97



                                                                                   Potential Realizable
                                                                                          Value
                                                                                    At Assumed Annual
                                                                                   Rates of Stock Price
                                                                                      Appreciation
                                           Individual Grants                        For Option Terms
                       ---------------------------------------------------------   -------------------
                                          % of Total
                                         Options/SARs
                                          Granted to      Exercise
                        Options/SARs     Employees in      Price      Expiration
Name                       Granted        Fiscal Year     $/Share        Date       5% - $     10% - $
--------------------   --------------   --------------   ---------   -----------   --------   --------
Michael C. Carlson        5,000/0        8.3/0           10.50        05/19/02     14,505      32,052
Wayne A. Durboraw         3,000/0        5.0/0           10.50        05/19/02      8,703      19,231
James P. Luke             5,000/0        8.3/0           10.50        05/19/02     14,505      32,052
Elwood M. Miller          8,000/0       13.3/0           10.50        05/19/02     23,208      51,283

                 Option/SAR Exercises and Year-End Value Table



                                                                                                 $ Value of
                                                                                                Unexercised
                                                                                                In-the-Money
                                                        Number of Unexercised                   Options/SARs
                           Shares                      Options/SARs at 12/31/97                 at 12/31/97
                        Acquired on      Value     --------------------------------   --------------------------------
Name                      Exercise      Realized     Exercisable     Unexercisable      Exercisable      Unexercisable
--------------------   -------------   ---------   --------------   ---------------   ---------------   --------------
Michael C. Carlson         -0-            -0-        8,000/900           -0-           36,439/4,557          -0-
Wayne A. Durboraw          -0-            -0-       9,700/2,010          -0-           32,749/6,000          -0-
James P. Luke              -0-            -0-      25,400/6,120          -0-          75,684/16,330          -0-
Elwood M. Miller           -0-            -0-      37,000/8,700          -0-          75,250/12,375          -0-

     The Blessings Corporation Employees' Pension Trust Plan (the "Pension Plan"), the Cost Recovery Supplemental Retirement Income Plan (the "SERP"), the Supplemental Restoration Plan (the "Restoration Plan") and the Employees' Defined Contribution 401(k) Savings Plan (the "401(k) Plan") are available only to domestic United States employees of Blessings Corporation and its divisions, and not to employees of its NEPSA subsidiary.


                          Employee Pension Trust Plan

     The Blessings Corporation Pension Plan is a defined benefit plan and the amount of the contribution with respect to a specified person cannot be readily calculated by the regular actuaries of the plan. The Pension Plan defines annual earnings as taxable earnings plus any 401(k) deferrals of the employee. While the Pension Plan formula does not incorporate a direct social security offset, service credits are earned at the rate of 1% of the social security wage base and 1.3% of earnings in excess of the social security wage base for each participant. The Company maintains the Restoration Plan which is designed to restore pension benefits otherwise provided by the Pension Plan, but which have become limited as a result of changes in the Internal Revenue Code. The Restoration Plan covers all employees of Blessings Corporation who are participants in the Pension Plan and whose retirement income benefits are limited, directly or indirectly, by the provisions of Code Section 401(a) (17) or Code Section 415. In no event will benefits payable under the Restoration Plan, when added to the benefits earned under the Pension Plan exceed total benefits calculated under the Pension Plan as if no limitations had been imposed.

     The following table shows estimated annual benefits payable under both plans (assuming payments made on the normal life annuity basis and not under any of the various survivor options) to an employee at normal retirement age, i.e., age 65, after selected periods of service with respect to varying levels of remuneration covered by the plan.



                                                             Annual Benefit Upon Retirement
         Average Annual Earnings                            With Years of Service Indicated
         During the Highest Five            ----------------------------------------------------------------
         Consecutive Years of the
        Final Ten Years of Service           15 Years     20 Years     25 Years     30 Years      35 Years
-----------------------------------------   ----------   ----------   ----------   ----------   ------------
$100,000............................        $ 18,104     $ 24,138     $ 30,172     $ 36,209      $ 42,242
 200,000............................          37,605       50,138       62,671       75,211        87,743
 300,000............................          57,106       76,138       95,170      114,212       133,244
 400,000............................          76,607      102,138      127,669      153,214       178,745
 500,000............................          96,108      128,138      160,168      192,216       224,246
 600,000............................         115,609      154,138      192,667      231,218       269,747

     The credited years of service for persons named above at their normal retirement dates are as follows: Mr. Durboraw, 30 years; Mr. Hudson, 21 years; Mr. Luke, 32 years; and Dr. Miller, 16 years; Sr. Villarreal is not a participant in the Pension Plan.


               Cost Recovery Supplemental Retirement Income Plan

     Effective January 1, 1980, Blessings established the SERP which is an unfunded, non-qualified plan and is not subject to the Employee Retirement Income Security Act of 1974 as amended. The plan covers Messrs. Durboraw, Luke and Miller.

     The SERP is designed to provide for covered executives a retirement benefit of 60% of compensation less 100% of primary social security benefits, 100% of benefits payable under the Pension Plan, and 100% of benefits payable under the Restoration Plan. Benefits are payable for ten years following retirement. Should the executive not live to receive ten years of payments, his beneficiary will receive the balance. In addition, the SERP provides a pre-retirement death benefit of 30% of compensation minus $7,500 annually for ten years not to exceed $50,000 per year per individual. These death and retirement payments are paid from the general funds of the corporation. The corporation purchases "key-man" insurance to be used to recover the net after-tax cost of the deferred compensation benefits and the net outlay for the insurance. The SERP is designed so that, if the assumptions made as to mortality experience, policy dividends and other factors are realized, the corporation will recover substantially all of its payments plus a portion of the interest paid or imputed for the use of the corporation's money. Estimated annual payments for ten years after retirement stated at current value are as follows: Mr. Durboraw, $24,033; Mr. Luke, $58,511; and Dr. Miller, $141,499.


              Employees' Defined Contribution 401(k) Savings Plan

     The Company maintains the 401(k) Plan for all employees. Under the terms of the 401(k) Plan, each employee may elect to participate through the deferral of from 1% to 15% of his or her earnings not to exceed an annual limitation established by the Internal Revenue Service which was $9,500 during 1997. To encourage and assist its employees in saving for their retirement, the Company has established an employer contribution amounting to $.50 for each $1.00 deferred by the employee into the 401(k) Plan with the Company's contribution not to exceed a maximum of 3% of the employee's earnings. The 401(k) Plan further provides that all employee and Company-matching contributions are 100% vested by the employee at all times. Each individual may select on a quarterly basis the type of investment account in which he or she would choose to have the funds of the account invested: equity fund, guaranteed fixed income fund, balanced fund, small company fund, intermediate bond fund and international equity fund. For the year ended December 31, 1997, the Company's matching contributions to the 401(k) Plan totaled $435,069. Blessings' aggregate contributions under the 401(k) Plan for the three most recent fiscal years with respect to the persons named in the summary compensation table, all current executive officers as a group and all other employees, excluding executive officers as a group, were as follows: Mr. Carlson, $4,750; Mr. Durboraw, $13,709; Mr. Luke, $13,709; Dr. Miller, $13,709; all current executive officers as a group, $97,298; and all other employees, excluding current executive officers as a group, $1,053,948.


                    Transactions With Management and Others

     Pursuant to the provisions of the 1991 Option Plan and further subject to the provisions of the Blessings Corporation 1996 Executive Stock Loan Purchase Program (the "1996 Program"), the Company has guaranteed personal loans in the amount of $231,250 each, undertaken by Dr. Elwood M. Miller and Mr. James P. Luke with a major financial institution with interest at the prime rate minus 0.25% in order for them to exercise stock options for 25,000 shares each of Blessings Corporation common stock granted on February 23, 1996. The guarantees are for a term not to exceed five years. The agreement provides that the loans may be "interest only" for no more than three years with amortization in full over the fourth and fifth years, if not sooner.

     The Company has undertaken this arrangement to facilitate the purchase of Company stock by its senior executives in order to align their financial rewards with the financial rewards realized by all other holders of the common stock. The following table shows the outstanding balance of personal loans with a concomitant company guarantee as of February 2, 1998:




                     Executive Officer                         February 2, 1998
-----------------------------------------------------------   -----------------
            Elwood M. Miller, President & CEO                 $231,250
            James P. Luke, Executive Vice President & CFO     $231,250

     On February 9. 1998, the Company acquired the remaining 40% of its subsidiary in Mexico, Nacional de Envases Plasticos, S. A. de C. V. ("NEPSA") and its associated companies. Sr. Manuel Villarreal G., received $1,283,415 on the closing date for the sale of his interest as a minority stockholder in the NEPSA companies.

                            Stock Performance Chart

     The following chart compares the cumulative total return to shareholders on the Company's common stock with the cumulative total return of the American Stock Exchange Market Index and a Plastics Industry Peer Group comprised of sixty-eight (68) public companies identified by SIC Codes 3080-3089 with annual sales of less than $1 billion. Interested shareholders may obtain a copy of the listing of this Plastic Industry Peer Group by contacting the Controller, Blessings Corporation. The comparison assumes $100 was invested on December 31, 1992, in the Company's common stock and in each of the foregoing indices, and assumes reinvestment of dividends.



                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
               Among Blessings Corp., AMEX & Plastics Peer Group
                      Fiscal Year Ending December 31, 1997



                                    [GRAPH]


                               1992     1993     1994     1995     1996     1997
  Blessings Corporation         100      135      164      123      115      182
  American Exchange Market      100      120      109      137      146      171
  Plastics Peer Group           100      106      110      134      156      187

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General Principles:

   The guiding principle of the Executive Compensation Program of the Company as supervised by the Compensation Committee (the Committee) of the Board of Directors is to provide incentive to senior managers which will align their financial interests closely with those of shareholders.

     Following this overriding principle, the compensation program:

    -- Seeks to provide competitive annual compensation consistent with the attainment of established return on asset and growth in earnings performance objectives to create a results oriented environment;

    -- Provides longer-term incentive for the appreciation of shareholder value by offering equity ownership in the Company through the stock award component of the 1993 Incentive Plan, through stock option awards from the 1997 Long-Term Plan and through the Executive Stock Loan Purchase Program which encourages key employees to purchase Blessings common stock.

    -- Attracts and retains key executives critical to the long-term success of the Company.

Key Elements:

    -- A basic element of the Executive Compensation Program is to set compensation target levels around the fiftieth percentile of industry practices for comparable companies.

    -- Salary increases for the five highest paid executives are determined through evaluation of performance and individual position within established salary grade and compensation range criteria as established by the Committee based upon competitive market analysis provided by a nationally recognized independent compensation consultant. During 1997, the Committee engaged its independent consultant to reevaluate the most senior management positions to ensure that appropriately competitive compensation levels are maintained. These studies concluded that, of the positions evaluated, all were essentially commensurate with competitive positions. The recommendations contained in the studies were adopted by the Committee, and have provided the basis for compensation decisions throughout the ensuing year.

    -- On May 18, 1993, shareholders approved the 1993 Incentive Plan for Key
       Employees (the "1993 Incentive Plan"). The 1993 Incentive Plan adopted an incentive compensation formula based upon a Return-On-Assets (ROA) measure of performance under which actual three-year weighted return on assets performance is measured against a pre-determined return on asset target for the Edison Plastics(R) Division or for Blessings Corporation as appropriate for each individual executive. Eligible executives can earn bonus cash compensation up to a maximum of 50% of annual salary by achieving the pre-determined ROA target. Performance below the pre-determined ROA target results in less cash bonus and performance in excess thereof is compensated for in shares of Blessings' common stock at a market price representing the average price during the three last trading days of the particular fiscal year. Such incentive stock is held in Treasury by the Company pending satisfaction of a three-year vesting requirement by each award recipient. In the case of the President & CEO and the EVP & CFO, a secondary measure, growth in annual profit, is also applied as a modifier to awards earned under the basic formula. Under this performance modifier, growth in annual profit contribution of 0% or less results in a 10% reduction in the award earned. Profit contribution growth of between 0% and 8% results in no modification of the calculated award; growth of more than 8% in annual profit contribution results in a 10% addition to the award otherwise earned. In each of the fiscal years 1995 and 1996, application of the performance modifier reduced, and in 1997 increased, the awards otherwise earned by Dr. Miller and Mr. Luke by 10%.

    -- In 1995, the Committee authorized the introduction of a discretionary component to the 1993 Incentive Plan formula. This modification provides for a 25% increase or decrease of individual cash bonuses at the discretion of the President & CEO (with the exception of his own which is determined by the Committee), subject to the approval of the Committee and to the limitation that the net amount of all such discretionary increases or decreases will not exceed the total cash award for all participants if calculated solely in accordance with the return on assets formula.

    -- On May 20, 1997, shareholders approved the 1997 Long-Term Incentive Plan
       (1997 Long-Term Plan) which provides for the award of common stock options to senior executives, non-employee directors, and other key employees of the Company designated by senior management and approved by the Committee. The 1997 Long-Term Plan is designed to recognize and reward key employee and director performance, to enhance the interest of key employees and directors in Blessings' long-term success by providing them a proprietary interest in Blessings and to enable Blessings to maintain a competitive position in attracting and retaining superior key personnel necessary for the success and development of the Company. The Company has never repriced stock options. In 1997, 60,000 option shares were granted under the 1997 Long-Term Plan.

     Other:

    -- Regarding the Committees' 1993 agreement with Dr. Miller for compensation forfeited upon leaving his former employer (1993 Key Employee Restricted Stock Plan), Dr. Miller was issued 25,094* shares, of which 11,050 shares vested on November 15, 1994, 7,938 shares vested on November 15, 1995, 4,488 shares vested on November 15, 1996 and 1,618 shares vested on November 15, 1997.

             * After effect of 2 for 1 stock split paid 12/15/94.

    -- The Company has an agreement with Mr. Luke which provides that in the event of a change in control of the Company (as defined in the agreements) and upon termination of the key executive's employment with the Company for any reason other than cause, death or disability, the executive shall have the right to receive as severance pay an amount equal to the present value of the total amounts of salary and benefits payable to the earlier of the date of his sixty-fifth birthday or three years from the date of termination.

    -- The Company has an agreement with Dr. Miller which provides that in the event of a Change of Control (as defined by the agreement) the Company will pay to Dr. Miller an amount equal to the present value of the total amounts of money that would have been paid to him during the period beginning on the date of the Change of Control and ending on a date two
       (2) years subsequent to the Change of Control. In addition, Dr. Miller will receive $100,000 for each $1.00 the stock of the Company sells for in excess of $12.50 per share. In no event will the total of the present value of the above payments exceed 2.99 times the base amount of compensation as defined by the agreement.

    -- The Company has an agreement with Mr. John W. McMackin which provides that, in the event of a Change of Control in the Company, Mr. McMackin will be entitled to receive the lesser of the sum of $500,000 or an amount not to exceed 2.99 times his average annual compensation for the two (2) Fiscal Years of the Company preceding the Fiscal Year in which the Change of Control occurs.

CEO Compensation:

     The parameters used in determining the salary and total compensation of the Chief Executive Officer were established in accordance with the results of an extensive analysis of competitive compensation undertaken by independent compensation consultants engaged by the Committee. These studies, established salary grade and incentive ranges for the CEO and other senior corporate officers, based upon published competitive survey data from numerous sources to establish a market match for companies with similar characteristics (e.g., freestanding, public manufacturing corporations with annual sales of approximately $200 million).

     The CEO's current compensation level is in the middle of the range of competitive industry analysis and, based on future performance and contribution to the attainment of the goals established by the Board of Directors, he will have the opportunity to advance to the highest level of the competitive range.

     The CEO's salary increase in fiscal year 1997 was based on the Committee's evaluation of his performance. It is the opinion of the Committee that Dr. Miller has been instrumental since assuming his CEO responsibilities in May 1994, in initiating programs designed to lead the Company into new market directions for the enhancement of long term growth and profitability. During the year the Company entered into a Change of Control agreement with Dr. Miller (see above). The Board of Directors of the Company considers it essential to the best interests of the shareholders of the Company to foster the continued employment of Dr. Miller during a period of assessment of strategic alternatives to optimize shareholder value. The agreement is intended to ease the uncertainty and distraction that such an assessment may induce and to ensure his undivided dedication and efforts without undue concern for his financial security.

     All recommendations of the Committee are submitted to the full Board of Directors of the Company for approval prior to implementation. There are no Compensation Committee interlocks. All members of the Committee are non-employee Directors of the Company.

     This report has been provided by the members of the Compensation Committee of the Board of Directors of Blessings Corporation: Leonard Birnbaum; Joseph J. Harkins; Robert E. Weber (Chairman); Philip C. Williamson.

     THE PRECEDING "STOCK PERFORMANCE CHART" AND "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION " SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OR INCORPORATED BY REFERENCE IN ANY DOCUMENTS SO FILED.



                                   Item No. 1
                                   ----------



                             Election of Directors

     The Bylaws of Blessings provide that the Board of Directors shall not be less than seven (7) nor more than fifteen (15) members. The board has fixed at eleven (11) the number of directors to be elected to hold office until the next annual meeting and until their successors shall be duly elected and qualified. All of the nominees have been selected by the Nominating Committee. The Nominating Committee will consider nominees suggested by shareholders for election at the annual shareholders' meeting. Shareholders desiring to suggest nominees should advise the Secretary of the Company in writing not less than fifty (50) days nor more than seventy-five (75) days prior to the meeting date and include sufficient biographical material to permit an appropriate evaluation.

     All of the nominees are currently members of the Board of Directors, and all have consented to serve if elected. The appointees named in the accompanying proxy will vote for the election of the nominees named below unless authorization to do so is withheld in the proxy. In the event any nominees should become unavailable for election, which presently is not anticipated, the persons named in the proxy will vote for the election of such other person or persons designated by the Board of Directors. The information presented below is as of February 2, 1998, and is based, in part, on information furnished by the nominees and, in part, on the records of Blessings.

                                                                                               Number Of
                                                                                                Shares
                     Name, Age And Principle Occupation                        Director      Beneficially
                          For The Last Five Years                                Since         Owned (1)
---------------------------------------------------------------------------   ----------   ----------------
Leonard Birnbaum, 79, private investor and former President and Chief
 Executive Officer of Peartree Imports, Inc., New York, New York.
 Mr. Birnbaum is Chairman of the Long Range Planning Committee
 and a member of the Compensation and Audit Committees of the
 Board of Directors .......................................................     1952       79,238

Joseph J. Harkins, 66, Executive Vice President, Retired, The Chase
 Manhattan Bank, N.A., New York, New York; a director of Mutual
 Fund Group, New York, New York. Mr. Harkins is also a director of
 Jefferson Insurance Company, New York, New York and Monticello
 Insurance Company, New York, New York. Mr. Harkins is Chairman of
 the Audit Committee and a member of the Compensation, Long
 Range Planning and Nominating Committees of the Board of
 Directors. (2) ...........................................................     1972       12,134

John M. Hogg, 65, President, Chief Executive Officer and a director of the Sid Richardson Carbon & Gas Co., Fort Worth, Texas; and a
 director of Williamson-Dickie Manufacturing Company, Fort Worth,
 Texas. Mr. Hogg is a member of Audit, Long Range Planning and
 Nominating Committees of the Board of Directors ..........................     1997        3,400

James P. Luke, 55, Executive Vice President, Chief Financial Officer
 and Secretary of Blessings Corporation. Mr. Luke joined Blessings in
 1975 and has served in a variety of executive positions since that time. Mr. Luke is a member of the Executive, Long Range Planning
 and Investor Relations Committees of the Board of Directors ..............     1988       69,490

John W. McMackin, 67, Shareholder in the law firm of Decker, Jones,
 McMackin, McClane, Hall & Bates, Fort Worth, Texas, and a director of Williamson-Dickie Manufacturing Company, Fort Worth, Texas.
 Mr. McMackin is Chairman of the Board of Directors of Blessings
 Corporation and Chairman of the Executive Committee of the Board
 of Directors.(3) .........................................................     1977          24,542

Elwood M. Miller, 53, President and Chief Executive Officer of Blessings
 Corporation. Dr. Miller joined Blessings in 1993. Prior to that Dr. Miller was employed by the General Electric Corporation for twenty-one years in a variety of executive positions. Dr. Miller is a member of the
 Executive, Long Range Planning and Investor Relations Committees
 of the Board of Directors ................................................     1993          87,812(4)

Richard C. Patton, 35, President of Woodmont Capital LLC. Mr. Patton
 was a former portfolio manager for Fidelity Investments, Boston,
 Massachusetts. Mr. Patton attended Harvard Graduate School of
 Business Administration 1990 to 1992. Mr. Patton is a member of the
 Long Range Planning Committee and Chairman of the Investor
 Relations Committee of the Board of Directors ............................     1994           4,600

Manuel Villarreal G., 44, President and Chief Executive Officer of
 Nacional de Envases Plasticos, S.A. De C.V. (NEPSA), Mexico.
 Mr. Villarreal joined NEPSA in 1976 and has served in a variety of executive functions since that time. Sr. Villarreal is a member of the
 Executive Committee of the Board of Directors ............................     1994          396,613(5)

                                                                                           Number Of
                                                                                            Shares
                  Name, Age And Principle Occupation                      Director       Beneficially
                        For The Last Five Years                             Since          Owned (1)
----------------------------------------------------------------------   ----------   ------------------
Robert E. Weber, 66, Chairman and Retired Chief Executive Officer of
 Osmose Wood Preserving, Inc., Buffalo, New York. Mr. Weber is a
 member of the Executive Committee and Chairman of the
 Compensation and Organization Development Committees of the
 Board of Directors ..................................................     1989               12,000

J. Donovan Williamson, 61, Consultant to and Director of
 Williamson-Dickie Manufacturing Company, Fort Worth, Texas; Vice
 President and a Director of Williamson Industries, Ltd.; President of
 JDW, Inc., an investment company, Fort Worth, Texas. Mr. Williamson is Vice Chairman of the Executive Committee and Chairman of the
 Nominating Committee of the Board of Directors ......................     1973            5,501,628(6)

Philip C. Williamson, 35, Chairman, President, Chief Executive Officer
 and a director of Williamson-Dickie Manufacturing Company, Fort
 Worth, Texas. Mr. Williamson is a member of the Executive, Long
 Range Planning, Compensation and Organization Development
 Committees of the Board of Directors (7) ............................     1990            5,501,596(6)

------------------
(1) Amounts shown include shares subject to options that are exercisable within sixty days for the named directors as follows: Mr. Leonard Birnbaum, 1,500; Mr. Joseph Harkins, 1,500; Mr. John Hogg, 500; Mr. James Luke, 25,400; Mr. John McMackin, 1,500; Dr. Elwood Miller, 37,000; Mr. Richard Patton, 1,500; Mr. Robert Weber, 1,500; Mr. J.D. Williamson, 1,500; Mr. Phillip Williamson, 1,500.

(2) Mr. Joseph J. Harkins was formerly an Executive Vice President of The Chase Manhattan Bank, N.A. Mr. Harkins retired from his position as Executive Vice President effective January 31, 1990. On August 18, 1994, the Chase Manhattan Bank participated to the extent of $13,000,000 in the Term Loan Agreement in the amount of $25,000,000 undertaken to finance the Company's investment in its Mexican subsidiary, NEPSA.

(3) Mr. John W. McMackin is a shareholder in the law firm of Decker, Jones, McMackin, McClane, Hall & Bates of Fort Worth, Texas. The law firm of Decker, Jones, McMackin, McClane, Hall & Bates provides professional services in the ordinary course of business to Williamson-Dickie Manufacturing Company and its principals.

(4) Reporting person disclaims beneficial ownership of 800 shares held as custodian for a child and for two grandchildren.

(5) Reporting person disclaims beneficial ownership of 276,000 of the shares held by father and brother.

(6) The Williamson-Dickie Manufacturing Company owns 5,496,096 shares (54.3%) of Blessings' common stock outstanding. Mr. J. Donovan Williamson owns 4,032 shares and Mr. Philip C. Williamson owns 4,000 shares of Blessings' common stock in addition to the Blessings shares owned beneficially through their interest in the Williamson-Dickie Manufacturing Company. Thus, beneficially, Mr. J. Donovan Williamson owns 5,500,128 shares (54.3%) and Mr. Philip C. Williamson owns 5,500,096 shares (54.3%) of the outstanding common stock of Blessings.

(7) Mr. Philip C. Williamson is the nephew of Mr. J. Donovan Williamson.

     The shares represented by the proxy cards returned will be VOTED FOR the election of these nominees unless instructions to the contrary are indicated on the proxy cards.

                             Selection of Auditors

     The Board of Directors, in accordance with the recommendation of its Audit Committee, the members of which are not employees of the Company, has appointed Deloitte & Touche LLP, independent certified public accountants, as the auditors of the Company for the fiscal year ended December 31, 1997, and is planning to reappoint the firm for the 1998 fiscal year. The Company has also engaged the firm of Galaz, Gomez Morfin, Chavero, Yamazaki of the international accounting firm Deloitte Touche Tohmatsu International as the auditors of its NEPSA subsidiary for the fiscal year ended December 31, 1997, and intends to reappoint the firm for the 1998 fiscal year. Deloitte & Touche LLP, a nationally-known firm of independent certified public accountants, has audited Blessings' financial statements for more than twenty-seven years. Blessings has been advised by Deloitte & Touche LLP that neither that firm nor any of its associates has any relationship with Blessings or any affiliate of Blessings other than the usual relationship that exists between independent certified public accountants and client. If Deloitte & Touche LLP should decline to act or otherwise become incapable of acting or if their appointment is otherwise discontinued, the Board will appoint other independent accountants. Deloitte & Touche LLP will have representatives at the shareholders' meeting who will have an opportunity to make a statement and will be available to respond to appropriate questions.


            Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of the Company's common stock to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in their ownership in the Company's common stock. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such reports furnished to the Company and written representations that no Forms 5 were required, the Company believes that, during the last fiscal year, all Reporting Persons complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal 1997, except that Mr. Richard Patton filed a Form 4 late with regard to the purchase of 1,000 shares in May 1997. Upon discovery of this oversight the transaction was correctly reported.


                      Submission of Shareholder Proposals

                  for The 1999 Annual Meeting of Shareholders

     Any shareholder proposal submitted for inclusion in the proxy statement and form of proxy for the 1999 Annual Meeting of Shareholders must be received at Blessings' principal executive offices in Newport News, Virginia, on or before December 11, 1998.

                Other Matters That May Come Before The Meeting

     The management of the corporation knows of no matters to be brought before the meeting other than as stated in the Notice of Meeting. However, if any other matters properly come before the meeting, it is the intention of Blessings that proxies received in response to this solicitation will be voted on such matters in accordance with the best judgment of the person or persons named on the accompanying form.

     A copy of the annual report for the fiscal year ended December 31, 1997, is being mailed to shareholders with the proxy statement. The annual report is not to be regarded as a proxy-soliciting material or a communication by means of which any solicitation is to be made.

                     By Order of The Board of Directors



                     JAMES P. LUKE
                       Chief Financial Officer,
                       Secretary


Newport News, Virginia
April 9, 1998

                             BLESSINGS CORPORATION
                              200 Enterprise Drive
                             Newport News, VA 23603

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  Annual Meeting of Shareholders-May 19, 1998

        Revoking any prior appointments, the undersigned hereby appoints James
P. Luke, John W. McMackin and Elwood M. Miller and each of them as
Proxies with full power of substitution, and hereby authorizes them to represent and to vote as designated herein all the shares of the common stock of Blessings Corporation held of record by the undersigned on April 3, 1998 at the Annual Meeting of Shareholders to be held at The Williamsburg Marriott, 50 Kingsmill Road, Auditorium, Williamsburg,
Virginia on Tuesday, May 19, 1998 at 10:00 A.M. (E.D.S.T.).

(Continued on Other Side)

                              FOLD AND DETACH HERE



The Board of Directors recommends a vote FOR the nominees listed in Item No. 1                  Please mark
                                                                                                your votes as
                                                                                                indicated in    [ X ]
                                                                                                this example

Item No. 1. ELECTION OF DIRECTORS                                        NOMINEES: L. Birnbaum, J.J. Harkins,
                                                                         J.M. Hogg, J.P. Luke, J.W. McMackin,
                                                                         E.M. Miller, R.C. Patton, M. Villarreal
                                                                         G., R.E. Weber, J.D. Williamson and P.C.
                                                                         Williamson.

FOR all nominees                        WITHHOLD
listed to the right                     AUTHORITY
(except as marked to the                to vote for all nominees         __________________________________________________________
contrary)                               listed to the right
                                                                         INSTRUCTION: To withhold authority to vote for any
      [  ]                                   [  ]                        individual nominee, write that nominee's name in the
                                                                         space provided above.

Item No. 2. In their discretion, the Proxies are authorized to vote upon such         THIS PROXY WHEN PROPERLY EXECUTED WILL BE
other business as may properly come before the meeting.                               VOTED AS DIRECTED HEREIN BY THE
                                                                                      UNDERSIGNED SHAREHOLDER. IF NO DIRECTION
                                                                                      IS MADE, THIS PROXY WILL BE VOTED FOR
                                                                                      PROPOSAL 1.

                                                                                      Please Mark, Sign, Date and Return the Proxy
                                                                                      Card Promptly Using the Enclosed Envelope.

                                                                                      Please sign name exactly as it appears. If
                                                                                      joint tenants, both should sign. Give full
                                                                                      title if signing as attorney, executor,
                                                                                      administrator, trustee or guardian. If a
                                                                                      corporation, sign full corporate name by
                                                                                      authorized officer. If a partnership, sign
                                                                                      partnership name by authorized person.

                                                                                      __________________________________________

                                                                                      __________________________________________
                                                                                              Signature of Shareholder(s)

                                                                                      Date _______________________________, 1998


                              FOLD AND DETACH HERE